Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 filed by Chicken Soup for the Soul Entertainment Inc. (“Company”) of our report dated March 29, 2018 relating to the consolidated financial statements of Chicken Soup for the Soul Entertainment Inc. and subsidiary appearing in the Registration Statement, and to the reference to us under the heading “Experts” in the Registration Statement for the year ended December 31, 2017.

/s/ Rosenfield and Company, PLLC

New York, New York

May 2, 2018